Scottish Re Announces Changes to Executive Management

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced that the company has initiated a search for a Chief Executive Officer to replace Paul Goldean. After transition of responsibilities to the incoming Chief Executive Officer, Paul Goldean will assume the role of Chief Administration Officer. In this role, Mr. Goldean will be responsible for corporate development, investor relations and legal/regulatory matters.

"Since his appointment as Chief Executive Officer on July 31, 2006, Paul Goldean has admirably served the company and its shareholders. With calm and thoughtful leadership, Paul guided the company through a difficult period resulting in the successful completion of the $600 million equity investment transaction by MassMutual Capital Partners LLC and affiliates of Cerberus Capital Management, L.P.," said Chris Brody and Larry Port, two members of the board of directors for Scottish Re Group Limited. "We are pleased that Paul will continue to shape the future direction of Scottish Re in his new role once the appointment of the new Chief Executive Officer is announced. His knowledge and experience will be enormously valuable as we work to deliver on our business and financial goals."

Mr. Goldean joined the company in February 2002 as its Senior Vice President and General Counsel. Prior to joining Scottish Re, Mr. Goldean worked at Jones, Day, Reavis & Pogue where, among other things, he acted as outside counsel to the company.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.
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Source: Scottish Re Group Limited

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Contact: Scottish Re Group Limited, Hamilton
Rayissa Palmer, Vice President Marketing &
Communications, 704-752-3422